Calculation of Filing Fee Tables
S-8
GLACIER BANCORP, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	1,600,000	$ 42.70	$ 68,320,000.00	0.0001531	$ 10,459.79
Total Offering Amounts:						$ 68,320,000.00		$ 10,459.79
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,459.79
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities, this Registration Statement shall also cover any additional shares of the Company's common stock ("Common Stock") that become that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company's receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock. (2) Estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon $42.70, the average of the high and low prices of the Common Stock on August 1, 2025, as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A